EXHIBIT 99.1

Press Release

Eagle Bulk Shipping Inc. Reports Fourth Quarter and
Fiscal Year 2008 Results

— Fourth Quarter Revenue increases 64% —

— 2008 Net Income improves 18% —

NEW YORK, NY, March 2, 2009 -- Eagle Bulk Shipping Inc. (Nasdaq: EGLE) today announced its results for the fourth quarter and fiscal year ended December 31, 2008.

Financial highlights included:

For the Fourth Quarter:
•	Net income was $15.1 million or $0.32 per share after adjusting for one time write-offs of deferred financing and other costs relating to amendments to the Company’s debt and newbuilding program.
•	Net Income of $9.16 million or $0.20 per share (based on a weighted average of 46,915,087 diluted shares outstanding for the quarter) on net revenues of $60 million.
•	Gross time charter revenue increased by $24.4 million, or 64%, to $62.4 million for the fourth quarter of 2008, from $38.0 million for the fourth quarter of 2007.
•
EBITDA, as adjusted for exceptional items under the terms of the Company's credit agreement,  increased by 20% to $33.5 million for the fourth quarter of 2008, from $27.9 million during the fourth quarter of 2007.

•	Fleet utilization rate for the fourth quarter was 99.5%.
•	Took delivery of two newbuilding vessels, Woodstar and Crowned Eagle, which immediately entered their respective time charters.

For Fiscal Year 2008:
•	Net income was $67.6 million or $1.44 per share after adjusting for one time write-offs of deferred financing and other costs relating to amendments to the Company’s debt and newbuilding program.
•	Net Income of $61.6 million, or $1.31 per share (based on a weighted average of 46,888,788 diluted shares outstanding for the period) on net revenues of $185.4 million.
•	Gross time charter revenue increased by $58.8 million, or 43%, to $194.3 million, compared to $135.4 million for the 2007 fiscal year
•	EBITDA, as adjusted for exceptional items under the terms of the Company's credit agreement, increased 28% to $127.7 million in 2008 from $99.4 million in 2007.
•	Fleet utilization rate for the fourth quarter was 99.5%.
•	Acquired two vessels, Goldeneye and Redwing, and took delivery of three newbuilding vessels, Wren, Woodstar and Crowned Eagle, which immediately entered their respective time charters.

Sophocles N. Zoullas, Chairman and Chief Executive Officer, commented, "We are very pleased we maintained profitability in the fourth quarter and generated steady cash flow in challenging global markets. This performance underscores the relative stability of the Supramax asset class amid unprecedented market conditions, as well as management’s conservative chartering strategy, which now includes increased contract coverage of 74% for 2009.”

Mr. Zoullas continued, “The Company also took proactive, strategic steps during the fourth quarter to reduce capital expenditures and increase liquidity – actions which strengthened the Company’s operating profile amid industry volatility. Going forward, we believe Eagle Bulk’s demonstrated ability to adapt to changing market conditions while maintaining operational excellence positions the Company to generate long-term value for shareholders.”

Results for the three months ended December 31, 2008 and 2007

For the fourth quarter of 2008, the Company reported net income of $9,159,252 or $0.20 per share, based on a weighted average of 46,915,087 diluted shares outstanding. Net income included one-time write-offs of deferred financing and other costs aggregating $5,972,589 relating to amendments to the Company’s debt and newbuilding program. Excluding these non-cash charges, net income for the quarter was $15,131,841 or $0.32 per share.

In the comparable fourth quarter of 2007, the Company reported net income of $16,329,603 or $0.35 per share, based on a weighted average of 46,948,385 diluted shares outstanding.

All of the Company’s revenues were earned from time charters. Gross revenues in the quarter ended December 31, 2008 were $62,410,576, an increase of 64% from the $37,990,223 recorded in the comparable quarter in 2007. Net revenues during the quarter ended December 31, 2008 were  $59,962,501 compared to $35,612,521 in the quarter ended December 31, 2007, an increase of 68% primarily due to the operation of a larger fleet and an increase in daily time charter rates. Net revenues recorded in the 2008 quarter include non-cash amortization of fair value below contract value of time charters acquired of $535,487, compared to a non-cash charge of $500,000 recorded in the 2007 quarter which relates to the fair value above contract value of time charters acquired. Brokerage commissions incurred on revenues earned were $2,983,561 and $1,877,702 in the fourth quarters of 2008 and 2007, respectively.

Total operating expenses increased to $43,539,354 in the quarter ended December 31, 2008 from $18,234,292 recorded in the comparable quarter in 2007. The increase was due to higher vessel operating expenses, vessel depreciation and amortization expenses and general and administrative expenses related to operation of a larger fleet. General and administrative expenses in 2008 were impacted primarily by cash and non-cash compensation (performance-based compensation and amortization of restricted stock awards) to the officers and staff, and by administrative costs associated with operating a larger fleet, including the extensive newbuilding program.

EBITDA, adjusted for exceptional items under the terms of the Company's credit agreement, increased by 20% to $33,474,374 for the fourth quarter of 2008, from $27,889,885 for the fourth quarter of 2007. (Please see below for a reconciliation of EBITDA to net income).

Results for the years ended December 31, 2008 and 2007

For the year ended December 31, 2008, the Company reported net income of $61,632,809 or $1.31 per share, based on a weighted average of 46,888,788 diluted shares outstanding. Net income included one-time write-offs of deferred financing and other costs aggregating $5,972,589 relating to amendments to the Company’s debt and newbuilding program. Excluding these non-cash charges, net income for the year was $67,605,398 or $1.44 per share.

In the comparable year ended December 31, 2007, the Company reported net income of $52,243,981 or $1.24 per share, based on a weighted average of 42,195,561 diluted shares outstanding.

All of the Company’s revenues were earned from Time Charters. Gross revenues for the year ended December 31, 2008 were $194,253,142, an increase of 43% from the $135,412,594 recorded in 2007. Net revenues for the year ended December 31, 2008 were $185,424,949 compared to $124,814,804 for 2007, an increase of 49% primarily due to the operation of a larger fleet and an increase in daily time charter rates. Net revenues in 2008 include non-cash amortization of the fair value below contract value of time charters acquired of $799,540, compared to a net non-cash charge of $3,740,000 recorded in 2007 which relates to the fair value above and below contract value of time charters acquired. Brokerage commissions incurred on revenues earned were $9,627,733 and $6,857,790 in 2008 and 2007, respectively.

Total operating expenses in 2008 increased to $108,669,180 from $64,483,104 in 2007. The increase in expenses is attributable to a larger fleet size in operation for 2008 which increased ownership days to 7,229 days in 2008 from 6,166 days in 2007, and increases in costs for crew, insurance and lubricants. Expenses were also impacted by higher general and administrative expenses primarily in cash and non-cash compensation (performance-based compensation and amortization of restricted stock awards) to the officers and staff, and by administrative costs associated with operating a larger fleet, including the extensive newbuilding program.

EBITDA, adjusted for exceptional items under the terms of the Company's credit agreement, increased by 28% to $127,683,156 in 2008, from $99,417,510 in 2007. (Please see below for a reconciliation of EBITDA to net income).

Newbuilding Program

In 2007, the Company had entered into a 35 vessel newbuilding program, which includes 30 vessels to be constructed in China and 5 vessels in Japan. The Chinese contracts and the associated time charters were acquired from a privately held company. In 2008, the Company took delivery of its first two Chinese built newbuilding vessels and a Japanese built vessel.

In December 2008, the Company amended its vessel newbuilding program in China by converting the firm construction contracts on eight charter-free vessels into options. All of the contract deposits on these option vessels, representing approximately $47 million, were redirected as progress payments towards vessels being constructed for delivery in 2009. The Company also deferred delivery of a vessel, THRUSH, from September 2009 to November 2010. These changes in the newbuilding program resulted in a reduction of the Company’s capital expenditure program by a total of $363 million. The carrying value of the advanced payments in connection with the acquisition of the construction contracts and the cost of the eight newly converted shipbuilding contract options were in excess of the fair value of the eight options, and as such, the Company recorded an impairment charge of $3,882,888 to write-off the carrying value of the vessel contracts converted into options.

As of December 31, 2008, the Company had outstanding contracts for the construction of 20 vessels in China and 4 vessels in Japan, deliveries of which are scheduled between 2009 and 2011. The Company has recorded advances of $411,063,011 towards the construction cost of these 24 vessels. These costs include capitalized interest on debt drawn for the progress payments, insurance, legal, and technical supervision costs. (Table below provides anticipated delivery dates on the newbuilding fleet).

The contracts for vessel construction in China are US dollar based. However, the contracts for vessel construction in Japan are yen based, and the Company had entered into foreign exchange swaps to hedge foreign currency risks to its vessel newbuilding contracts in Japan. At December 31, 2008, the Company had outstanding foreign currency swap contracts for notional amounts aggregating 8.6 billion Japanese yen swapped into the equivalent of $80,378,030. The Company records the fair value of the currency swaps as an asset or liability in its financial statements and the effective portion of the currency swap is recorded in accumulated other comprehensive income. In February 2009, the Company settled its outstanding foreign currency swaps contracts at a gain aggregating $13,673,774. These gains will offset the cost of the vessels upon their delivery from the Japanese shipyard in 2009-2010.

Liquidity and Capital Resources

Net cash provided by operating activities during the years ended December 31, 2008 and 2007 was $109,535,918 and $82,889,373, respectively. The increase was primarily due to cash generated from the operation of the fleet for 7,229 operating days in 2008 compared to 6,166 operating days in 2007.

Net cash used in investing activities during 2008, was $336,657,686. Investing activities during 2008 primarily reflected the purchase of the GOLDENEYE and REDWING, which were delivered in the second and third quarter of 2008, respectively, and advances for the newbuilding vessel construction program.

Net cash provided by financing activities during 2008 was $83,426,938. The Company borrowed $192,358,513 from its revolving credit facility which was used to partly fund the REDWING and fund the advances for the construction of newbuilding vessels, three of which, WREN, WOODSTAR and CROWNED EAGLE delivered during the year. In 2008, the Company also paid $93,592,906 in dividends.

As of December 31, 2008, the cash balance was $9,208,862 compared to a cash balance of $152,903,692 at December 31, 2007. In addition, $11,500,000 in cash deposits are maintained with the Company’s lender for loan compliance purposes and this amount is recorded in Restricted Cash on the balance sheet as of December 31, 2008. Also recorded in Restricted Cash is an amount of $276,056 which is collateralizing a letter of credit relating to the Company’s office lease.

At December 31, 2008, the Company had outstanding debt of $789,601,403. In December 2008, the Company agreed with its lenders to amend its $1.6 billion revolving credit facility to $1.35 billion and adjusted certain debt covenants. The requirement for the Company to maintain a minimum security value of its fleet, which is now an aggregate of the market value of the vessels in its operating fleet and the deposits on its newbuilding contracts, that secure its obligations under the revolving credit facility has been reduced from 130% to 100% of the aggregate principal amount of debt outstanding under the facility. Future dividend payments will be based on the Company maintaining a minimum security value of 130%. The Minimum Net Worth requirement has been reduced from $300 million to $75 million for next year and is subject to annual review thereafter. The amended facility will bear interest at the rate of 1.75% over LIBOR, and the Company will also pay on a quarterly basis a commitment fee of 0.30% per annum on the undrawn portion of the facility. The amended facility will be available in full until July 2012, following which it will reduce to a balloon of $717.2 million at maturity in July 2017. The facility also provides the Company with the ability to borrow up to $20,000,000 for working capital purposes. In December 2008, commencing with the fourth quarter of 2008, the board of directors of the Company has determined to suspend the payment of a dividend to stockholders in order to increase cash flow, optimize financial flexibility and enhance internal growth.

Disclosure of Non-GAAP Financial Measures

EBITDA represents operating earnings before extraordinary items, depreciation and amortization, interest expense, and income taxes, if any. EBITDA is included because it is used by certain investors to measure a company's financial performance. EBITDA is not an item recognized by GAAP and should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. EBITDA is presented to provide additional information with respect to the Company’s ability to satisfy its obligations including debt service, capital expenditures, and working capital requirements. While EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, the definition of EBITDA used here may not be comparable to that used by other companies due to differences in methods of calculation.

The following table is a reconciliation of net income, as reflected in the consolidated statements of operations, to the Credit Agreement EBITDA for the three-month periods ended December 31, 2008 and 2007 and for the years ended December 31, 2008 and 2007:

	Three Months ended December 31, 2008	Three Months ended December 31, 2007	Year ended December 31, 2008	Year ended December 31, 2007
Net Income/(Loss)	$9,159,252	$16,329,603	$61,632,809	$52,243,981
Interest Expense	5,302,645	2,951,565	15,816,573	12,741,106
Depreciation and Amortization	10,229,942	7,356,135	33,948,840	26,435,646
Amortization of fair value (below) above market of time charter acquired	(535,487)	500,000	(799,540)	3,740,000
EBITDA	24,156,352	27,137,303	110,598,682	95,160,733
Adjustments for Exceptional Items:
Write-off of Advances for Vessel Construction (1)	3,882,888	—	3,882,888	—
Write-off of Financing Fees (1)	2,089,701	—	2,089,701	—
Non-cash Compensation Expense (2)	3,345,433	752,584	11,111,885	4,256,777
Credit Agreement EBITDA	$33,474,374	$27,889,887	$127,683,156	$99,417,510

(1)  One time charge (see Notes  to the financial statements)
(2) Stock based compensation related to stock options, restricted stock units, and management’s  participation in profits interests in Eagle Ventures LLC (see Notes to the Company’s financial statements

Capital Expenditures and Drydocking

The Company’s capital expenditures relate to the purchase of vessels and capital improvements to acquired vessels, which are expected to enhance the revenue earning capabilities and safety of these vessels. In addition to the capital expenditures on newbuilding vessels as described above, major capital expenditures include funding the Company's maintenance program of regularly scheduled drydocking necessary to preserve the quality of our vessels as well as to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its drydocking, the costs are relatively predictable. Management anticipates that vessels are to be drydocked every two and a half years. Funding of these requirements is anticipated to be met with cash from operations. The Company anticipates that this process of recertification will require it to reposition these vessels from a discharge port to shipyard facilities, which will reduce available days and operating days during that period.

Drydocking costs incurred are amortized to expense on a straight-line basis over the period through the date the next drydocking for those vessels are scheduled to occur. In 2008, the Company spent $2,388,776 in drydocking three vessels, compared to a 2007 expenditure of $3,624,851 for drydocking five vessels. The following table represents certain information about the estimated costs for anticipated vessel drydockings in the next four quarters, along with the anticipated off-hire days:

Quarter Ending	Off-hire Days(1)	Projected Costs(2)
March 31, 2009	44	$1.00 million
June 30, 2009	22	$0.50 million
September 30, 2009	66	$1.50 million
December 31, 2009	44	$1.00 million

(1)Actual duration of drydocking will vary based on the condition of the vessel, yard schedules and other factors.
(2)Actual costs will vary based on various factors, including where the drydockings are actually performed.

Summary Consolidated Financial and Other Data:

The following table summarizes the Company’s selected consolidated financial and other data for the periods indicated below.

CONSOLIDATED STATEMENTS OF OPERATIONS:

	Year ended December 31, 2008	Year ended December 31, 2007	Three Months ended December 31, 2008	Three Months ended December 31, 2007

Revenues, net of commissions	$185,424,949	$124,814,804	$59,962,501	$35,612,521

Vessel Expenses	36,270,382	27,143,515	11,338,294	7,393,813
Depreciation and Amortization	33,948,840	26,435,646	10,229,942	7,356,135
General and Administrative Expenses	34,567,070	11,776,511	18,088,230	3,484,344
Gain on Sale of Vessel	—	(872,568)	—	—
Write-off advances for vessel construction	3,882,888	—	3,882,888	—

Total Operating Expenses	108,669,180	64,483,104	43,539,354	18,234,292

Operating Income	76,755,769	60,331,700	16,423,147	17,378,229

Interest Expense	15,816,573	12,741,106	5,302,645	2,951,565
Interest Income	(2,783,314)	(4,653,387)	(128,451)	(1,902,939)
Write-off deferred financing costs	2,089,701	—	2,089,701	—

Net Interest Expense	15,122,960	8,087,719	7,263,895	1,048,626

Net Income	$61,632,809	$52,243,981	$9,159,252	$16,329,603
Weighted Average Shares Outstanding:
Basic	46,800,550	42,064,911	46,915,087	46,727,153
Diluted	46,888,788	42,195,561	46,915,087	46,948,385
Per Share Amounts:
Basic Net Income	$1.32	$1.24	$0.20	$0.35
Diluted Net Income 0.	$1.31	$1.24	$0.20	$0.35
Cash dividends declared and paid	$2.00	$1.98	$0.50	$0.50
Fleet Operating Data
Number of Vessels in Operating fleet	23	18	23	18
Fleet Ownership Days	7,229	6,166	2,069	1,656
Fleet Available Days	7,172	6,073	2,055	1,633
Fleet Operating Days	7,139	6,039	2,045	1,622
Fleet Utilization Days	99.5%	99.4%	99.5%	99.3%

CONSOLIDATED BALANCE SHEETS:

	December 31,
	2008	2007
ASSETS:
Current assets:
Cash and cash equivalents	$9,208,862	$152,903,692
Accounts receivable	4,357,837	3,392,461
Prepaid expenses	3,297,801	1,158,113
Total current assets	16,864,500	157,454,266
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $84,113,047 and $52,733,604, respectively	874,674,636	605,244,861

Advances for vessel construction	411,063,011	344,854,962
Restricted cash	11,776,056	9,124,616
Deferred drydock costs, net of accumulated amortization of $5,022,649 and $2,453,253, respectively	3,737,386	3,918,006
Deferred financing costs	24,270,060	14,479,024
Fair value above contract value of time charters acquired	4,531,115	—
Fair value of derivative instruments and other assets	15,258,780	932,638
Total noncurrent assets	1,345,311,044	978,554,107

Total assets	$1,362,175,544	$1,136,008,373

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,037,060	$3,621,559
Accrued interest	7,523,057	455,750
Other accrued liabilities	3,021,975	1,863,272
Fair value below contract value of time charters acquired	2,863,184	—
Unearned charter hire revenue	5,958,833	4,322,024
Total current liabilities	21,404,109	10,262,605
Noncurrent liabilities:
Long-term debt	789,601,403	597,242,890
Fair value below contract value of time charters acquired	29,205,196	—
Fair value of derivative instruments	50,538,060	13,531,883
Total noncurrent liabilities	869,344,659	610,774,773

Total liabilities	890,748,768	621,037,378
Commitment and contingencies
Stockholders' equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 100,000,000 shares authorized, 47,031,300 and 46,727,153 shares issued and outstanding, respectively	470,313	467,271
Additional paid-in capital	614,241,646	602,929,530
Retained earnings (net of dividends declared of $262,118,388 and $168,525,482 as of December 31, 2008 and 2007, respectively)	(107,786,658)	(75,826,561)
Accumulated other comprehensive loss	(35,498,525)	(12,599,245)
Total stockholders' equity	471,426,776	514,970,995

Total Liabilities and Stockholders' Equity	$1,362,175,544	$1,136,008,373

CONSOLIDATED STATEMENTS OF CASH FLOWS:

	Year Ended December 31,
	2008	2007	2006
Cash flows from operating activities
Net income	$61,632,809	$52,243,981	$33,801,540
Adjustments to reconcile net income to net cash provided by operating activities:
Items included in net income not affecting cash flows:
Depreciation	31,379,443	24,791,502	21,031,357
Amortization of deferred drydocking costs	2,569,396	1,644,144	781,129
Amortization of deferred financing costs	244,837	242,357	178,246
Write-off of deferred financing costs	2,089,701	—	—
Write-off of advances for vessel construction	3,882,888	—	—
Amortization of fair value (below) above contract value of time charter acquired	(799,540)	3,740,000	3,462,000
Gain on sale of vessel	—	(872,568)	—
Non-cash compensation expense	11,111,885	4,256,777	13,070,473
Changes in operating assets and liabilities:
Accounts receivable	(965,376)	(2,776,256)	(335,111)
Prepaid expenses	(2,139,688)	(137,292)	(507,676)
Accounts payable	(1,584,499)	1,971,400	(469,199)
Accrued interest	1,707,326	(344,933)	286,052
Accrued expenses	1,158,703	146,148	1,292,455
Drydocking expenditures	(2,388,776)	(3,624,851)	(2,324,726)
Unearned charter hire revenue	1,636,809	1,608,964	268,538
Net cash provided by operating activities	109,535,918	82,889,373	70,535,078
Cash flows from investing activities:
Vessels and vessel improvements and Advances for vessel construction	(336,438,441)	(458,262,048)	(130,759,211)
Purchase of other fixed assets	(219,245)	—	—
Proceeds from sale of vessel	—	12,011,482	—
Net cash used in investing activities	(336,657,686)	(446,250,566)	(130,759,211)
Cash flows from financing activities
Issuance of common shares	237,328	239,848,264	33,000,000
Equity issuance costs	—	(5,642,117)	(2,031,920)
Bank borrowings	192,358,513	369,708,070	99,974,820
Repayment of bank debt	—	(12,440,000)	—
Changes in restricted cash	(2,651,440)	(2,600,000)	100,000
Deferred financing costs	(12,890,502)	(12,749,841)	(1,340,304)
Cash used to net share settle equity awards	(34,055)	—	—
Cash dividend	(93,592,906)	(82,134,982)	(71,729,500)
Net cash provided by financing activities	83,426,938	493,989,394	57,973,096

Net increase/(decrease) in Cash	(143,694,830)	130,628,201	(2,251,037)
Cash at beginning of period	152,903,692	22,275,491	24,526,528
Cash at end of period	$9,208,862	$152,903,692	$22,275,491

Supplemental cash flow information:
Cash paid during the period for Interest (including Capitalized interest of $$20,417,206, $8,775,957 and $126,702 in 2008, 2007 and 2006, respectively and Commitment Fees)	$33,938,068	$21,807,953	$10,321,584

Commercial and strategic management of the fleet is carried out by a wholly-owned subsidiary of the Company, Eagle Shipping International (USA) LLC, a Marshall Islands limited liability company with offices in New York City.

The following table represents certain information about the Company's revenue earning charters on its operating fleet as of December 31, 2008:

Vessel	Year Built	Dwt	Time Charter Expiration (1)	Daily Time Charter Hire Rate
Cardinal	2004	55,362	Jun to Sep 2009	$62,000
Condor	2001	50,296	August 2009	$20,500
			May to July 2010	$22,000
Falcon (2)	2001	51,268	April to June 2010	$39,500
Griffon	1995	46,635	March 2009	$20,075
Harrier (3)	2001	50,296	June 2009 to September 2009	$24,000
Hawk I	2001	50,296	April 2009 to June 2009	$22,000
Heron (4)	2001	52,827	January 2011 to May 2011	$26,375
Jaeger (5)	2004	52,248	October 2009 to January 2010	$10,100
Kestrel I	2004	50,326	January 2009	$20,000
			February 2009	$8,500
			April 2009	$18,000
Kite	1997	47,195	September 2009 to January 2010	$21,000
Merlin (6)	2001	50,296	December 2010 to March 2011	$25,000
Osprey I (7)	2002	50,206	October 2009 to December 2009	$25,000
Peregrine	2001	50,913	January 2009	$20,500
			December 2009 to March 2010	$8,500
Sparrow	2000	48,225	February 2010 to May 2010	$34,500
Tern	2003	50,200	February 2009	$20,500
			December 2009 to March 2010	$8,500
Shrike	2003	53,343	April 2009 to July 2009	$24,600
			May 2010 to Aug 2010	$25,600
Skua (8)	2003	53,350	May 2009 to August 2009	$24,200
Kittiwake	2002	53,146	July 2009 to September 2009	$56,250
Goldeneye	2002	52,421	May 2009 to July 2009	$61,000

Vessel	Year Built	Dwt	Time Charter Expiration (1)	Daily Time Charter Hire Rate

Wren (9)	2008	53,349	Feb 2012 Feb 2012 to Dec 2018/Apr 2019	$24,750 $18,000 (with profit share)
Redwing	2007	53,411	August 2009 to October 2009	$50,000
Woodstar (10)	2008	53,390	Jan 2014 Jan 2014 to Dec 2018/Apr 2019	$18,300 $18,000 (with profit share)
Crowned Eagle	2008	55,940	September 2009 – December 2009	$16,000

(1)
The date range provided represents the earliest and latest date on which the charterer may redeliver the vessel to the Company upon the termination of the charter. The time charter hire rates presented are gross daily charter rates before brokerage commissions, ranging from 1.25% to 6.25%, to third party ship brokers.

(2)	The charterer of the FALCON has an option to extend the charter period by 11 to 13 months at a daily time charter rate of $41,000.
(3)	The daily rate for the HARRIER is $27,000 for the first year and $21,000 for the second year. Revenue recognition is based on an average daily rate of $24,000.
(4)
The charterer of the HERON has an option to extend the charter period by 11 to 13 months at a time charter rate of $27,375 per day. The charterer has a second option for a further 11 to 13 months at a time charter rate of $28,375 per day.

(5)
In December 2008, the JAEGER commenced a charter for one year at an average daily rate of approximately $10,100 based on a charter rate of $5,000 per day for the first 50 days and $11,000 per day for the balance of the year.

(6)	The daily rate for the MERLIN is $27,000 for the first year, $25,000 for the second year and $23,000 for the third year. Revenue recognition is based on an average daily rate of $25,000.
(7)	The charterer of the OSPREY has an option to extend the charter period by 11 to 13 months at a time charter rate of $25,000 per day.
(8)	The charterer of the SKUA has an option to extend the charter period by 11 to 13 months at a daily time charter rate of $25,200.
(9)
The WREN has entered into a long-term charter. The charter rate until February 2012 is $24,750 per day. Subsequently, the charter until redelivery in December 2018 to April 2019 will be profit share based. The base charter rate will be $18,000 with a 50% profit share for earned rates over $22,000 per day. Revenue recognition for the base rate from commencement of the charter is based on an average daily base rate of $20,306.

(10)
The WOODSTAR has entered into a long-term charter. The charter rate until January 2014 is $18,300 per day. Subsequently, the charter until redelivery in December 2018 to April 2019 will be profit share based. The base charter rate will be $18,000 with a 50% profit share for earned rates over $22,000 per day. Revenue recognition for the base rate from commencement of the charter is based on an average daily base rate of $18,152.

As of December 31, 2008, the Company has contracts for 24 vessels to be constructed, and options for the construction of another 8 vessels. The following table represents certain information about the Company's newbuilding vessels and their employment upon delivery:

Vessel	Dwt	Year Built - Expected Delivery (1)	Time Charter Employment Expiration (2)	Daily Time Charter Hire Rate (3)	Profit Share

Crested Eagle	56,000	Feb 2009	January 2010 – March 2010	$10,500	—
Stellar Eagle	56,000	Apr 2009	Charter Free	—	—
Bittern	58,000	Sep 2009	Dec 2014	$18,850	—
			Dec 2014 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Canary	58,000	Oct 2009	Jan 2015	$18,850	—
			Jan 2015 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Thrasher	53,100	Nov 2009	Feb 2016	$18,400	—
			Feb 2016 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Crane	58,000	Nov 2009	Feb 2015	$18,850	—
			Feb 2015 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Avocet	53,100	Dec 2009	Mar 2016	$18,400	—
			Mar 2016 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Egret (4)	58,000	Dec 2009	Sep 2012 to Jan 2013	$17,650	50% over $20,000
Gannet (4)	58,000	Jan 2010	Oct 2012 to Feb 2013	$17,650	50% over $20,000
Golden Eagle	56,000	Jan 2010	Charter Free	—	—
Imperial Eagle	56,000	Feb 2010	Charter Free	—	—
Grebe(4)	58,000	Feb 2010	Nov 2012 to Mar 2013	$17,650	50% over $20,000
Ibis (4)	58,000	Mar 2010	Dec 2012 to Apr 2013	$17,650	50% over $20,000
Jay	58,000	Apr 2010	Sep 2015	$18,500	50% over $21,500
			Sep 2015 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Kingfisher	58,000	May 2010	Oct 2015	$18,500	50% over $21,500
			Oct 2015 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Martin	58,000	Jun 2010	Dec 2016 to Dec 2017	$18,400	—
Thrush	53,100	Nov 2010	Charter Free	—	—
Nighthawk	58,000	Mar 2011	Sep 2017 to Sep 2018	$18,400	—
Oriole	58,000	Jul 2011	Jan 2018 to Jan 2019	$18,400	—
Owl	58,000	Aug 2011	Feb 2018 to Feb 2019	$18,400	—
Petrel (4)	58,000	Sep 2011	Jun 2014 to Oct 2014	$17,650	50% over $20,000
Puffin (4)	58,000	Oct 2011	Jul 2014 to Nov 2014	$17,650	50% over $20,000
Roadrunner (4)	58,000	Nov 2011	Aug 2014 to Dec 2014	$17,650	50% over $20,000
Sandpiper (4)	58,000	Dec 2011	Sep 2014 to Jan 2015	$17,650	50% over $20,000

Vessel	Dwt	Year Built - Expected Delivery (1)	Time Charter Employment Expiration (2)	Daily Time Charter Hire Rate (3)	Profit Share

CONVERTED INTO OPTIONS
Snipe (6)	58,000	Jan 2012	Charter Free	—	—
Swift (6	58,000	Feb 2012	Charter Free	—	—
Raptor (6	58,000	Mar 2012	Charter Free	—	—
Saker (6	58,000	Apr 2012	Charter Free	—	—
Besra (5,6)	58,000	Oct 2011	Charter Free	—	—
Cernicalo (5,6)	58,000	Jan 2011	Charter Free	—	—
Fulmar (5,6)	58,000	Jul 2011	Charter Free	—	—
Goshawk (5,6)	58,000	Sep 2011	Charter Free	—	—

(1)	Vessel build and delivery dates are estimates based on guidance received from shipyard.
(2)	The date range represents the earliest and latest date on which the charterer may redeliver the vessel to the Company upon the termination of the charter.
(3)	The time charter hire rate presented are gross daily charter rates before brokerage commissions ranging from 1.25% to 6.25% to third party ship brokers.
(4)	The charterer has an option to extend the charter by 2 periods of 11 to 13 months each.
(5)	Options for construction declared on December 27, 2007.
(6)	Firm contracts converted to options in December 2008

Glossary of Terms:

Ownership days:  The Company defines ownership days as the aggregate number of days in a period during which each vessel in its fleet has been owned. Ownership days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that is recorded during a period.

Available days:  The Company defines available days as the number of ownership days less the aggregate number of days that its vessels are off-hire due to vessel familiarization upon acquisition, scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days:  The Company defines operating days as the number of its available days in a period less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Conference Call Information

As previously announced, members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:30 a.m. ET on Tuesday, March 3, 2009, to discuss these results.

To participate in the teleconference, investors and analysts are invited to call 800-573-4754 in the U.S., or 617-224-4325 outside of the U.S., and reference participant code 43486212. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting http://www.eagleships.com.

A replay will be available following the call until March 20, 2009. To access the replay, call 888-286-8010 in the U.S., or 617-801-6888 outside of the U.S., and reference passcode 48107085.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in New York. The Company is a leading global owner of Supramax dry bulk vessels that range in size from 50,000 to 60,000 deadweight tons and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer, along worldwide shipping routes.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in our vessel operating expenses, including dry-docking and insurance costs, or actions taken by regulatory authorities, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the US Securities and Exchange Commission.

Visit our website at www.eagleships.com

Contact:
     Company Contact:
     Alan Ginsberg
     Chief Financial Officer
     Eagle Bulk Shipping Inc.
     Tel. +1 212-785-2500

     Investor Relations / Media:
     Jon Morgan
     Perry Street Communications, New York
     Tel. +1 212-741-0014

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Source: Eagle Bulk Shipping Inc.